Exhibit 10.8
RightNow Technologies Master Services Agreement with Customer
This Master Agreement is entered into by and between RightNow Technologies, Inc. (“RightNow”) with offices at 136 Enterprise Blvd., Bozeman, Montana 59718” and MakeMyTrip (India) Private Limited having its corporate office at Plot No 103, Udyog Vihar, Gurgaon, India, hereinafter referred to as “Customer”.  It should be read in conjunction with each Order Form, which identifies the products or services that Customer is purchasing.
PART ONE – DEFINITIONS
1.	DEFINED TERMS
In this Master Agreement:
“Authorized User”, unless otherwise stated in an Order Form, means a specified (named) employee of Customer, or of a person(s) to whom Customer has outsourced services (an authorized representative), each of whom is able to access the Software functionality described in the Order Form.
“Content” means any text, pictures, sound, graphics or other data stored in a Database.
“Database” means a database constructed through use of the Hosting Services.
“Documentation” means end user documentation provided electronically by RightNow directly to Customer (or end users if through Reseller) and a statement of work agreed upon by all parties for use with the Hosting Services.
“Effective Date” means the date upon which Customer first executes an Order Form under this Agreement.
“Hosting Services means the hosted solution offering identified in an Order Form, and any subsequent revisions or modifications thereto furnished  to Customer by RightNow.
“Hosting Term” means the period, identified on the Order Form, during which Customer is entitled to receive the Hosting Services
“Master Agreement” means this agreement and any appendix.
“Order Form” means the document attached as Exhibit A that describes the Services, including the attached statement of work, and any special conditions that apply to the grant, together with any other Order Forms agreed from time to time by the parties.
“Professional Services” means the training, consulting, development and other professional services identified on an Order Form, but does not include the Hosting Services or the Support Services.
Reseller means Virtuos Solutions (P) Ltd, who is RigthNow’s authorized reseller.
“Services” means the Hosting Services, Professional Services and Support Services.
“Software” means the software whose functionality is described in the Order Form, and that is hosted by RightNow and made available to Customer via the Hosting Services.
“Superseded Software” means a version of the Software that has been superseded by a later version, and has been designated as “end of life” under RightNow’s end-of-life policy attached hereto as Exhibit B.
“Support Services” means the provision of upgrades and technical support.
“Work Product” means object code, source code, flow charts, documentation, information, reports, test results, findings, ideas and any works and other materials developed by RightNow in providing the Professional Services to Customer.
PART TWO – HOSTING AND SUPPORT SERVICES
2.	GRANT

(a)	This Part Two shall apply only if the parties have agreed that RightNow shall provide the Hosting Services to Customer. This Agreement is a Master Agreement under which Customer may purchase the Hosting Services for internal use, using an Order Form. Upon execution of the Order Form, RightNow grants Customer an object code-only, non-exclusive, non-transferable (except as provided in Section 25(d)) right to use the Hosting Services and the Documentation solely for Customer’s internal business purposes and subject to the terms of this Master Agreement.

(b)	Customer’s right to use the Hosting Services shall continue for the Hosting Term.

(c)	Customer shall be responsible for obtaining and maintaining all computer hardware, software and communications equipment needed to access the Hosting Services, and for paying all third party access charges incurred while using the Hosting Services.

(d)	Customer expressly authorizes RightNow (i) to observe and report back to Customer on Customer’s usage of the Hosting Services, and to make recommendations for improved usage of the Hosting Services; and (ii) to identify trends and publish reports on its findings provided the reports include data aggregated from more than one customer site and do not identify the Customer.

(e)	RightNow reserves the right to make changes to the Hosting Services at any time provided such changes do not materially degrade the Hosting Services as compared to the immediately preceding version of the Hosting.

3.	LIMITATIONS ON, AND CONDITIONS OF USE
(a)	Customer shall not (i) sell, rent, lease, sublicense or otherwise transfer or distribute to any third parties any rights to the Hosting Services; (ii) modify, or translate the Hosting Services or Documentation; (iii) create derivative works based upon the Hosting Services or Documentation; (iv) alter, destroy or otherwise remove any proprietary notices (including the ‘Powered By RightNow’ link) or labels embedded within the Hosting Services or Documentation; (v) reverse engineer the Hosting Services or access the Hosting Services in order to build a competitive product; (vi) copy any aspect of the Hosting Services or Software, including without limitation any feature, design, or graphic in the Hosting Services or the Software.

(b)	Customer shall comply with the usage limits listed in the Order Form.

(c)	Customer acknowledges that (i) the Hosting Services, Software and Documentation and all right, title and interest therein (including without limitation any copyright, patent, trade secret or other intellectual property right) are the sole property of RightNow and its suppliers and that Customer receives no rights, title or interests therein except as expressly set forth in this Agreement.

(d)	Customer shall provide RightNow with written notice of expected unusual page or survey usage as soon as practicable after becoming aware of such likely usage, but in any case no later than 7 days after becoming so aware.

(e)	Customer shall not, without RightNow’s written consent, subject the Hosting Services to load testing in order to test the scalability of the Hosting Services.

4.	DATABASE CONTENT
(a)	Customer will supply all of the Content, and RightNow will have no obligation to supplement, modify, alter, review, monitor, screen or edit any of the Content at any time. RightNow acknowledges that the Content is the property of Customer, and that RightNow shall have no proprietary interest therein.

(b)	RightNow shall (i) treat the Content confidentially in accordance with Section 22 of this Agreement; (ii) use the Content strictly as necessary to carry out its obligations hereunder, and for no other purpose whatsoever; (iii) permit RightNow’s employees and agents to access the Hosting Services on a need to know basis only; and (iv) require such employees and agents to treat the Content confidentially.

(c)	Customer is prohibited from storing, distributing or transmitting any unlawful material through the Hosting Services provided hereunder. Examples of unlawful material include, but are not limited to, threats of physical harm, child pornography and copyrighted, trademarked and other proprietary material used without proper authorization. Customer may not post, upload, or otherwise distribute copyrighted material as a result of the Hosting Services provided hereunder without the consent of the copyright holder. The storage, distribution, or transmission of unlawful materials could subject Customer to criminal as well as civil liability, in addition to the actions further outlined in this Agreement.

(d)	Customer agrees to indemnify, defend and hold harmless RightNow, its affiliates, officers, agents, directors, and employees, against any and all claims, actions, proceedings, expenses, damages and liabilities (including but not limited to any governmental investigations, complaints and actions) and reasonable attorneys’ fees arising out of, or in connection the Content (including, without limitation, any action for infringement of any trademark, copyright, trade secret, right of publicity or privacy (including defamation), patent or other proprietary right with respect to the Content). RightNow will give Customer prompt notice of any claim for which it is seeking indemnification, and will allow Customer to control the defense and settlement of such claim.

5.	CONTENT LICENSE
Customer hereby grants to RightNow a non-exclusive, royalty-free, worldwide license (a) to reproduce, distribute, publicly perform, publicly display and digitally perform the Content and (b) to use Customer’s trademarks, service marks, tradenames, logos or other commercial or product designations (collectively, the “Marks”) via the Hosting Services, strictly to the extent necessary to comply with this Agreement.

6.	NO SPAMMING
(a)	Customer may not use the Hosting Services to send Unsolicited Commercial Email (“UCE”) to any person. For the purposes of this Master Agreement, UCE includes any email that is sent by, or at the request of Customer, to a person with whom Customer has no prior business relationship or who has not consented to receiving the communication, and any other email communication that violates any law prohibiting the transmission of spam.

(b)	Without limiting the foregoing, Customer may not (i) do anything that has the effect of concealing the identity of Customer or any person sending the email; (ii) send or cause to be sent any UCE to a person unless such communication also provides the recipient with a visible and user friendly means of opting out of future communications; or (iii) engage in any activity that is reasonably likely to lead to complaints of UCE.

(c)	No later than 14 days after receiving a request from RightNow, Customer shall provide RightNow with the names and contact details of a primary and backup contact who will be responsible for responding to any complaints about UCE.
(d)	RightNow will promptly notify Customer of any complaint that RightNow receives from a third party concerning alleged transmission of UCE by Customer in violation of paragraph (a). Customer will investigate the complaint and notify RightNow within two (2) business days (or such further period as agreed in writing by the parties) of action that Customer has taken in response to the complaint. If the complaint has not been resolved, Customer will provide RightNow with written updates of the status of the complaint at such reasonable intervals as required in writing by RightNow.

7.	SECURITY
RightNow shall ensure that all hosted environments meet the following physical security requirements:
a)	Single point of entry to hosting areas;

b)	Main access monitored with additional access for emergency purposes only;

c)	Surveillance cameras in facility;

d)	Access validation with identity check;

e)	Access only to persons on RightNow approved access list.
RightNow shall also ensure that all hosted environments meet the following electronic security conditions:
f)	Log-in validation;

g)	Creation of accounts only as verified by RightNow or sub-contracted hosting provider;

h)	Access to servers via encrypted means;

i)	Servers running behind secure firewall.

8.	DATA PROTECTION FOR EU DATA
(a) This Section 8 applies to personal data concerning persons who reside in a country which is a member of the European Union (EU).
(b) RightNow will comply with the principles of the EU Data Protection Directive 95/46 and the Telecoms Data Protection Directive as amended (“the Directives”) and any successor legislation, in relation to any “personal data” received by or originating from Customer and Customer clients, to the extent that the Directives apply to “data processors”.
(c) Definitions used in this clause shall have the same meanings as in such Directives.
(d) In particular and without limitation (in accordance with Article 17 of the Data Protection Directive) in relation to personal data of which Customer is the “data controller” and which RightNow “processes”:  (i) RightNow warrants that RightNow has in place now and will on a continuing basis take all reasonable technical and organizational measures to keep such personal data secure and to protect it against accidental loss or unlawful destruction, alteration, disclosure or access; and (ii) RightNow will deal with the information only in accordance with Customer’s instructions, provided they are reasonable and in accordance with the law.

9.	DATA BACKUP
RightNow shall cause hosted data to be backed up once in each 24 hour period.

10.	SUPPORT SERVICES
(a) RightNow shall provide to Customer the Support Services described on the relevant Order Form.  Customer’s support package purchased under the initial Order Form is attached as Exhibit C for reference.
(b) RightNow is under no obligation to provide Support Services to Customer for Superseded Software.  Upon reasonable notice to Customer, RightNow may remove Customer’s ability to obtain access to Superseded Software.

11.	HOSTING SERVICES WARRANTY
(a) RightNow warrants to Customer that: (1) the Hosting Services will function substantially as described in the Documentation; (2) RightNow owns or otherwise has the right to provide the Hosting Services to Customer under this Master Agreement.
(b) If there is a material breach of the above warranties, RightNow’s entire liability and Customer’s exclusive remedy shall be:  (1) if the Hosting Services and Software do not function substantially in accordance with the applicable Documentation, RightNow shall, at its option, (i) promptly modify the Hosting Services and Software to conform to the Documentation; or (ii) promptly provide a reasonable workaround solution which will reasonably meet Customer’s requirements. If neither of the foregoing is commercially feasible, either party may terminate the relevant Order Form under this Master Agreement, in which case RightNow shall refund to Customer all Hosting Services fees paid to RightNow under the relevant Order Form less an amount for use assuming straight line depreciation over the Hosting Term; (2) if the normal operation, possession or use of the Software by Customer is found to infringe any third party U.S. intellectual property right or RightNow believes that the Software is likely to do so, RightNow may, at its option, (i) obtain a license from such third party for the benefit of Customer; (ii) modify the Hosting Services so that they no longer infringe; or (iii) If neither of the foregoing is commercially feasible, terminate the relevant Order Form under this Master Agreement , in which case RightNow shall refund to Customer all Hosting

Services fees paid to RightNow under the relevant Order Form less an amount for use assuming straight line depreciation over the Hosting Term.
(c) The remedies set forth above shall be Customer’s sole and exclusive remedies.  RightNow shall have no obligation hereunder for any (i) Hosting Services or Software that have been modified by Customer or any third party; (ii) Superseded Software ; or (iii) any errors, damage or problems in the Hosting Services or Software caused by any third party software, by accidental damage or by other matters beyond RightNow’s reasonable control.

12.	RENEWAL OF HOSTING TERM
At any time during the Hosting Term but no later than 90 days prior to expiration of the Agreement or relevant Order Form, both parties agree to begin discussions of fees that may apply at the expiration of the Hosting Term in order to continue the Hosting Services for an additional Hosting Term.
PART THREE – PROFESSIONAL. SERVICES
13.	DELIVERY OF PROFESSIONAL SERVICES
This Part Three shall apply only if the parties have agreed that RightNow shall deliver Professional Services to or for the benefit of the Customer. RightNow shall provide the Professional Services in accordance with the relevant Order Form.

14.	PROFESSIONAL SERVICES WARRANTY
(a) RightNow warrants to Customer that (i) the Professional Services and Work Product shall substantially conform to the relevant Order Form; and (ii) the Professional Services will be performed with reasonable skill, care and diligence.
(b) If there is a material breach of the above warranty, RightNow shall re-perform the Professional Services to the extent necessary to correct the non-conformity or Customer may terminate such as described in Section 19(b)(ii)..

15.	CUSTOMER’S RESPONSIBILITIES
Customer shall provide RightNow with all information, access, and full good faith cooperation reasonably necessary to facilitate the provision of the Professional Services, and shall do anything that is identified in the relevant Order Form as the Customer’s responsibility.  If Customer fails or delays in its performance of any of the foregoing, RightNow shall be relieved of its obligations hereunder to the extent that such obligations are dependent upon such performance.

I6.	OWNERSHIP OF INTELLECTUAL PROPERTY
Customer acknowledges that RightNow is the exclusive owner of the Work Product.  Upon payment in full of any amounts due for Professional Services, Customer shall have an object code-only, non-exclusive, non-transferable (except as provided in Section 25(d)) right to use the Work Product for Customer’s internal business purposes, which right shall continue for so long as, and be subject to the same terms and conditions as the right to use the Hosting Services.
PART FOUR – GENERAL
17.	TERM
This Part Four applies to any transaction that occurs under this Master Agreement. This Agreement shall expire on the later of the following dates:
(a) Three (3) years after the Effective Date;
(b) The date when both parties have completed all of their obligations under all Order Forms.

18.	PAYMENTS AND RENEWALS
(a) [reserved]
(b) Notwithstanding Section 18(a), if Customer purchases Services from an authorized RightNow Reseller, Customer shall make all payments due in connection therewith to Reseller, and not to RightNow.  However, RightNow is under no obligation to carry out its obligations under this Master Agreement or the Order Form if RightNow has not received payment in full from the Reseller.
(c) In the event the Customer exceeds usage limits referred to in Section 3(b), in addition to any other remedies, RightNow may invoice Customer for the excess usage at RightNow’s then current list price, and shall be entitled to be paid the invoiced amount.

19.	TERMINATION AND SUSPENSION
(a) Termination for Cause. Either party may terminate rights granted under a particular Order Form if the other breaches any material term of such Order Form (including a material term of this Master Agreement insofar as it applies to the Order Form) and such breach is not cured within 30 days of written notice thereof. Upon expiration or termination of rights granted under a particular Order Form, Customer’s rights under Part Two of this Master Agreement shall cease and RightNow shall cease to provide the Hosting Services.
(b) Deemed Material Breaches.  The following shall be deemed to be a material breach of an Order Form:
     (i) Customer breaches section 3(b) of this Agreement;

     (ii) RightNow fails to materially comply with the statement of work included with the Order Form listed in Attachment A.
(c) Continuation.  Sections 4(b), 16, 18, 20, 21, 22, 23 and 25 shall survive the expiration or termination of this Master Agreement.
(d) This paragraph (d) applies if Customer purchases the Hosting Services on terms that require the making of periodic payments for the Hosting Term. If RightNow terminates an Order Form under this Master Agreement because of non-payment by Customer, all unpaid monthly fees for the remainder of Hosting Term shall immediately fall due for payment.
(e) Upon termination, RightNow will promptly provide Customer with all of the information in Customer’s Database in comma separated value (CSV) format within a period 10 business days of receipt of notice of termination.

20.	WARRANTY DISCLAIMER
EXCEPT AS EXPRESSLY PROVIDED IN THIS MASTER AGREEMENT, THE HOSTING SERVICES, SUPPORT SERVICES, WORK PRODUCT AND PROFESSIONAL SERVICES ARE PROVIDED WITH NO OTHER WARRANTIES OF ANY KIND, AND RIGHTNOW DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. RIGHTNOW DOES NOT WARRANT THAT THE USE OF THE HOSTING SERVICES WILL BE UNINTERRUPTED OR ERROR-FREE.

21.	LIMITATION OF LIABILITY
     (a) NEITHER PARTY SHALL BE LIABLE UNDER THIS MASTER AGREEMENT TO THE OTHER OR ANY THIRD PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, LOST OR CORRUPTED DATA, LOST PROFITS, LOST BUSINESS OR LOST OPPORTUNITY), OR ANY OTHER SIMILAR DAMAGES UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY), EVEN IF THE OTHER PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF. CUSTOMER ASSUMES ALL RESPONSIBILITY FOR THE SELECTION OF THE HOSTING SERVICES, SOFTWARE AND DOCUMENTATION NECESSARY TO ACHIEVE CUSTOMER’S INTENDED RESULTS, AND FOR THE USE AND RESULTS OF THE HOSTING SERVICES OR WORK PRODUCT.
     (b) EXCEPT AS PROVIDED HEREAFTER, EACH PARTY’S TOTAL LIABILITY FOR ANY LOSS, COST, CLAIM OR DAMAGES OF ANY KIND ARISING OUT OF OR RELATED TO THE RELEVANT ORDER FORM MADE UNDER THIS MASTER AGREEMENT SHALL NOT EXCEED THE AMOUNT OF THE FEES PAID OR PAYABLE BY CUSTOMER TO RIGHTNOW UNDER SUCH RELEVANT ORDER FORM DURING THE 24 MONTHS PRIOR TO THE EVENT GIVING RISE TO SUCH LOSS, COST, CLAIM OR DAMAGES.  THIS LIMITATION ON LIABILITY WAS AND IS AN EXPRESS PART OF THE BARGAIN BETWEEN RIGHTNOW AND CUSTOMER AND WAS A CONTROLLING FACTOR IN THE SETTING OF THE FEES PAYABLE TO RIGHTNOW HEREUNDER. NOTHING IN THIS SECTION 21(B) SHALL APPLY TO LIMIT CUSTOMER’S LIABILITY TO RIGHTNOW IN CONNECTION WITH AN INFRINGEMENT OF RIGHTNOW’S INTELLECTUAL PROPERTY RIGHTS, OR TO LIMIT EITHER PARTY’S LIABILITY TO THE OTHER IN CONNECTION WITH AN INFRINGEMENT OF SECTION 22 OF THIS MASTER AGREEMENT.

22	CONFIDENTIALITY
     (a) Customer acknowledges that the Hosting Services, Software, Documentation and Work Product contain valuable trade secrets that are the sole property of RightNow, and agrees to use reasonable care to prevent other parties from learning of these trade secrets. Customer will take all reasonable steps to prevent unauthorized access to or duplication of the Hosting Services, Software, Documentation, and Work Product.
     (b) RightNow acknowledges that Content may include valuable trade secrets which are the sole property of Customer.  To the extent that RightNow becomes aware or the Content, RightNow agrees to use reasonable care to prevent other parties from learning of those trade secrets.
     (c) The obligations of this Section 22 shall not extend to any information that (i) is now, or hereafter becomes, through no act or failure to act on the part of receiving party (the “Receiver”), generally known or available; (ii) is known by the Receiver at the time of receiving such information, as evidenced by the Receiver’s records; (iii) is hereafter furnished to the Receiver by a third party, as a matter of right and without restriction on disclosure; or (iv) is required to be disclosed by law, provided that the party to whom the information belongs is given prior written notice of any such proposed disclosure.

23.	INDEMNIFICATION
     (a) Subject to Section 21(b), RightNow shall indemnify, defend and hold Customer harmless from any damages awarded against Customer (including, without limitation, reasonable costs and legal fees thereby incurred by Customer) arising out of any third party suit, claim or other legal action alleging that the use of the Hosting Services,

Documentation or Work Product by Customer as permitted hereunder infringes any copyright, trade secret or United States, Australia, Canadian, Japanese and European patent, (“Legal Action”). Notwithstanding the foregoing, RightNow shall have no indemnification obligations with regard to any Legal Action arising out of: (i) combination of the Hosting Services, Software or Work Product with software or products not supplied, or approved in writing by RightNow; (ii) any repair, adjustment, modification or alteration to the Hosting Services by Customer or any third party, unless approved in writing by RightNow; (iii) any breach by Customer of its obligations under this Master Agreement; or (iv) any refusal by Customer to install and use a non-infringing version of the Hosting Services, Software or Work Product offered by RightNow under Section 11(b)(2). Section 11(b)(2) and this Section 23(a) state the entire liability of RightNow with respect to any intellectual property infringement by the Hosting Services, Software or Work Product.
     (b) Notice of Legal Action. Customer shall give prompt written notice to RightNow of any Legal Action within 30 days of its first knowledge thereof and shall furnish copies to RightNow of all communications, notices and/or other actions relating to any Legal Action. Customer shall give RightNow the sole control of the defense of any Legal Action, shall act in accordance with the reasonable instructions of RightNow and shall give RightNow such assistance as RightNow reasonably requests to defend or settle such claim. RightNow shall conduct its defense at all times in a manner which is not adverse to Customer‘s interests. Customer may employ its own counsel to assist it with respect to any such claim. Customer shall bear all costs of engaging its own counsel, unless engagement of counsel is necessary because of a conflict of interest with RightNow or its counsel, or because RightNow fails to assume control of the defense. Customer shall not settle or compromise any Legal Action without RightNow‘s express written consent. Customer’s material failure to comply with this Section 23(b) shall relieve RightNow of its indemnification obligation under Section 23(a).

24.	PUBLICITY
     (a) RightNow shall have the right to list Customer as a customer and use Customer logo on RightNow’s website, on publicly available customer lists, and in media releases.
     (b) Customer shall co-operate with RightNow on a press release announcing the RightNow/Customer business partnership within the first fifteen (15) business days after signing the Order Form and be willing to speak to press as a follow-up.
     (c) Customer shall co-operate with any reasonable request by RightNow for assistance in the preparation of a case study documenting Customer’s experience in using the Software. The final text of the case study shall be subject to Customer’s written approval before publication.

25.	MISCELLANEOUS
     (a) This Agreement, including any appendices, together with the Order Form(s), represents the entire agreement of the parties, and supersedes any prior or contemporaneous understandings, whether written or oral. In the event of a conflict between the Master Agreement and an Order Form, the Order Form shall prevail.
     (b) This Master Agreement may not be amended, waived or modified except as expressly provided herein or in writing by the parties.
     (c) This Master Agreement will be governed by and construed in accordance with the laws of Montana (excluding its choice of law rules). The parties hereby consent to the exercise of exclusive jurisdiction by the state or federal courts in the State of Montana for any claim relating to the enforcement of, or any rights under, this Master Agreement.
     (d) Customer may not assign or otherwise transfer any of its rights or obligations under this Master Agreement without the prior written consent of RightNow. RightNow may not withhold such consent in the case of an assignment by Customer of its rights and obligations to an entity that has acquired all, or substantially all of Customer’s assets, or to an assignment which is part of a genuine corporate restructure. Any assignment in breach hereof is void.
     (e) Customer shall not export or re-export, directly or indirectly, any Hosting Services, Documentation or Confidential Information to any countries outside the United States except as permitted under the U.S. Commerce Department’s Export Administration Regulations.
     (f) The Hosting Services and Documentation provided to the U.S. Government are “Commercial Items”, as that term is defined at 48 C.F.R. 2.101, consisting of “Commercial Computer Software” and “Commercial Computer Software Documentation”, within the meaning of 48 C.F.R. 12.212 or 48 C.F.R.227.7202, as applicable. Consistent with 48 C.F.R. 12.212 or 48 C.F.R. 227.7202-1 through 227.7202-4, as applicable, the Commercial Computer Software and Commercial Computer Software Documentation are being licensed to U.S. Government end users (a) only as Commercial Items and (b) with only those rights as are granted to all other end users pursuant to the terms and conditions herein, as provided in FAR 12.212, and DFARS 227.7202-1(a), 227.7202-3(a), 227.7202-4, as applicable.

Customer
By:	/s/ V. BHASIN
Name:	VIKAS BHASIN
Title:	FINANCIAL CONTROLLER
Date:	6TH JULY, 2009

RightNow Technologies, Inc
By:	/s/ ALAN RASSABY
Name:	ALAN RASSABY
Title:	VP & General Counsel
Date:	6-30-09

Exhibit A
Order Form (including SOW)

Product Type	Product ID	Description	Hosting Term	Qty/Usage Limits
Software	ENT-NU	RightNow Enterprise Authorized User	1/7/2009 to 20/9/2012	10
Software	ENT-NU	RightNow Enterprise Authorized User	21/9/2009 to 20/9/2012	190
Software	ENT-NU	RightNow Enterprise Authorized User	21/9/2010 to 20/9/2012	200
Software	ENT-NU	RightNow Enterprise Authorized User	21/9/2011 to 20/9/2012	180
Software	ASC-NU	Agent Scripting Authorized User	21/9/2009 to 20/9/2012	300 Named Users
Software	RNM-1M	RightNow Marketing 1,000,000 Transactions/Month Block	1/7/2009 to 20/9/2012	1
Software	RNM-5M	RightNow Marketing 5,000,000 Transactions/Month Block	21/9/2009 to 20/9/2012	1
Software	CHAT-NU	Chat Authorized User	1/7/2009 to 20/9/2012	50
Software	COB-NU	Co-Browse Authorized User	21/9/2009 to 20/9/2012	10
Pro Services	COIS	Co-Browse Implementation Services (Primary Interface)	N/A	1
Software	WPSES-20K	Web Portal 20,000 Sessions/Month Block	21/9/2009 to 20/9/2012	20
Software	TS	Application Test Site	21/9/2009 to 20/9/2012	2
Software	PTA	Pass Through Authentication	21/9/2009 to 20/9/2012	1
Software	API	Application Programming Interface	21/9/2009 to 20/9/2012	1
Software	WPI-LOW	Web Portal Interface - Low Traffic	21/9/2009 to 20/9/2012	1
Software	WPI-MED	Web Portal Interface - Medium Traffic	21/9/2009 to 20/9/2012	2
Support	MB	Additional Mailboxes	21/9/2009 to 20/9/2012	20
Support	BASIC-CCP	Basic Customer Care Package (BASIC-CCP)	1/7/2009 to 20/9/2012	N/A
Customer will pay an over usage fee for RightNow Enterprise Authorized User license for any month that usage exceeds the usage limits defined in the table above. The usage limits will be 580 for the period of 1/8/2009 to 31/7/2011.

STATEMENT OF WORK ID: VIRTUOS_SERVICES_20090624
[LOGO]

TIME & MATERIALS ENGAGEMENT

FOR

Virtuos Solutions (P) Ltd

Services for Implementation

Third Parties
RightNow may utilize third party resources to complete some or all of the work associated with this engagement.
Scope of Services
Virtuos Solutions (P) Ltd (the “Customer”) has requested RightNow provide professional services to assist with the implementation of RightNow for MakeMyTrip (India) Pvt Ltd.
RightNow Professional Services is providing coaching, Best Practices guidance, QA and expert services to the Virtous India team, to ensure the successful delivery of the project to MakeMyTrip. If during any stage of the project Virtuos requires additional resources and effort from RightNow, Virtuos will purchase additional hours as required.
The services included in this Statement of Work will be performed:
☐ At customer site(s)          ☐ Offsite          ☑ Combination onsite / offsite
The engagement location is: Gurgaon, Haryana (Delhi), India
This engagement also assumes four (English) RightNow interfaces are included within the scope of services.
Additional requirements and/or customizations defined or requested by the Customer after signing this Statement of Work may change the scope of this project and will be managed according to the change management process summarized in Appendix A - Change Management.
1. Business & Technical Requirements
Business and/or technical requirements will be gathered and documented during the Discovery phase of the engagement (ref: Appendix B – Customer Success Methodology) and will serve as the basis for product configuration and/or custom development/integration. Our high-level understanding of the MakeMyTrip business requirements are described as follows:
1.	Improve customer service for Sales and Post Sales including
a.	Consistency of agent response to inquiries

b,	Greater Agent efficiency, including increased activity rate per employee, and reduction in Turn Around Time (TAT) of many manual activities within Customer operations

c.	Consolidated single agent view of Customer activity (360 degree view)

d.	Computer Telephony Integration to reduce call handle time

e.	Ability for customers to self serve inquiries
2.	Inquiry/Sales Inquiry management across multiple channels, including email, phone, web, chat

3.	Leverage customer information allowing marketing and up sell/cross sell opportunities across different channels, including SMS

4.	Capture actionable feedback from customers

5.	Training and Education service to enable Customer self sufficiency
Discovery will involve 12 days onsite. Onsite time will include the following activities:
1.	Onsite sessions with MakeMyTrip to understand their business requirements and perform gap analysis

2.	Assistance to the Virtuos team to produce a solution design and architecture. RightNow Professional Services will review all documentation produced and provide formal sign-off on the recommended design

3.	Assistance to the Virtuos team to scope integration requirements and external interfaces

4.	Coaching the Virtuos team to adapt the RightNow Project Methodology

Discovery and Design	80 hours
RightNow Professional Services will provide the following deliverables:
1.	Functional Requirements Document: Documents the functional business requirements and/or processes to be satisfied within the scope of this engagement. RightNow Professional Services will review the final document and provide sign-off along with Virtuos and MakeMyTrip.

It is assumed that the implementation will be rolled out to MakeMyTrip in two phases. Discovery for the entire project will be done upfront rather than each roll out phase having its own discovery cycle. This is to ensure business requirements and solution design is evaluated for the entire implementation and caters for the full set of requirements.
2. Project Management/Remote Consulting Services
RightNow’s Project Manager (PM) will be involved in weekly project management and status report meetings during the project engagement. These weekly meetings will be used to track project progress and provide remote assistance to the Virtuos team around any functional questions, product related inquiries and technical guidance related to the MakeMyTrip implementation. The RightNow project manager will also provide assistance with escalating any implementation related issues to the appropriate audience within RightNow.
A Delivery Manager will have responsibility for delivery assurance, and will serve as an escalation point of contact for the project team and MakeMyTrip.
The Customer will designate one person to serve as Project Manager.  The Customer’s project manager will have authority to approve project-related services and may designate other individuals to act as project managers, subject-matter experts, and/or advisors during the engagement. The Customer will be responsible for the quality and timeliness of work performed by Customer in support of this project; any schedule delays that result are subject to the hourly rates outlined in the Rates section of this document.
RightNow Professional Services will provide remote assistance to the Virtuos team to prepare for the project kick-off and discovery phase. This includes providing the Virtuos team access to RightNow Project Methodology templates and review of any documentation produced by the Virtuos team.
It is assumed the RightNow Professional Services will provide up to 4 hours of remote assistance per week for 3 weeks leading up to the onsite discovery.
RightNow will be deliver up to 48 hours of Project Management services during the implementation to support the following services and functionality:
Customer Development Requirements
Integration and / File Transfer Requirements, including
•	Custom Tab – Navision Bookings

•	Custom Tab – Navision Financials

•	Customer Preferences

•	Pass Through Authentication (PTA) – Web site (www.makemytrip.com) customer

•	Push Communications to end customer via RightNow

•	Agent Screen-Pop from AVAYA

•	SMS Integration for SMS Marketing and Communication
Configuration and Consulting Services, including
•	Basic RightNow Setup

•	Knowledge Base

•	Knowledge Syndication Widget

•	Incident Management

•	Customer portal Configuration

•	RightNow Live (Chat)
•	RightNow Co-Browse

•	Marketing Campaign

•	Customer Survey
Data Services
•	Data Import – Contacts
Details of the work to be carried out by Virtuos are included in the Statement Of Work document between Virtuos and MakeMyTrip.

Project Preparation Services	12 hours

Project Management Services	48 hours
3. Quality Assurance and Testing
During-the delivery of the project, RightNow will provide quality assurance to Customer on the configuration of RightNow during the implementation. The QA process will ensure the RightNow configuration conforms to RightNow best practices guidance and meets the business requirements agreed to within the scope of services.

Customer will be responsible for acceptance testing against its business requirements. This includes test planning and management, test case development, and execution of acceptance tests at the individual test case level. RightNow services will be limited to assisting the Customer with test case execution, investigating the root cause of failed test cases and assisting with resolution (if applicable.)
It is assumed that the implementation will be rolled out in two phases with each phase involving a QA and testing cycle. RightNow Professional Services hours will be split between the two rollout phases.

Quality Assurance and Testing	40 hours
4. Go-Live Services
A RightNow resource will be onsite or remote for 5 days to provide support services to the Virtuos and/or MakeMyTrip project team, agents, representatives, and application administrator in support of this engagement. Our presence during go-live allows us to actively assist in the launch of the RightNow product, and assist with fine-tuning the deployment (if necessary.)
It is assumed that the implementation will be rolled out in two phases with each phase involving go-live services. RightNow Professional Services hours will be split between the two rollout phases.

Go Live Services	40 hours

NOTES & ASSUMPTIONS:
1.	If more than one RightNow resource is required, and/or if more than one customer location is specified by Customer, a separate level of effort and Statement of Work will be required (i.e., scope is limited to 7 days and one FTE at one Customer call center location.)
Exclusions
The following elements are specifically excluded from this Statement of Work:
1.	Database, operating system and network configuration and/or troubleshooting. This includes, but is not limited to:

Database Replication, Optimization or Partitions	Router/Switch troubleshooting

DNS Issues	SSL configuration

Internet Connectivity	TCP/IP configuration

Network Alliance setup/troubleshooting	Technical environment operations

Network maintenance and backup	Web Server set-up and troubleshooting

Remote Access Customer/server configuration (Citrix, Terminal server etc)	Windows and/or any other OS Installation
Customer Furnished Property & Services
The section identifies property and services the Customer is to provide RightNow in support of this project if engaged at a customer location.
1. Telephone service for local and long distance calls that pertain to supporting the project.
2. Internet Access
3. Work facilities to perform the work related to this project.
4. Access to existing systems as they apply during the implementation, testing, and rollout of the RightNow Applications.

Exhibit B
End of Life Policy
Software Release Hosting and Support Lifecycle Policy
RightNow will host and fully support software releases for 24 months following the date the release becomes generally available (except for Japan as indicated in Japan Release Lifecycle below). After 24 months, the release will be considered at its end of life. By a release’s end-of-life date, customers should have upgraded to a more recent release to take advantage of new features and functionality.
The 24-month release lifecycle applies to RightNow 8.0 and future versions. The end-of-life date for RightNow 7.5 and prior versions is based on a scheduled phase-out period and is no longer supported. End-of-life dates for each RightNow version are listed in the table below.
RightNow Version End-Of-Life Dates1

RightNow Version	End-Of-life Date
All versions prior to RightNow 8.1	Already reached end-of-life
RightNow8.1	May 31, 2009
RightNow 8.2	August 31, 2009
RightNow November’07	November 30, 2009
RightNow November’07 Release 2	September 30, 2010
RightNow February’08	February 28, 2010
RightNow May’08	May 31, 2010
RightNow August’08	August 31, 2010
RightNow November ’08	November 30, 2010
RlghtNow February’09	February 28, 2011
Future RightNow versions	24 months following date of availability (on last day of applicable month)
RightNow Salesnet	Not applicable

[1]	Special conditions for Japan apply. See prior section Japan Release Lifecycle.
Benefits of Upgrading
A critical component of every RightNow deployment is a planned upgrade strategy. Customers who systematically upgrade to the most recent RightNow software versions will have consistent access to RightNow’s most advanced product capabilities. By standardizing on a release lifecycle of 24 months, RightNow offers a straightforward, predictable upgrade path to facilitate each customer’s upgrade planning. While this approach requires customers to periodically upgrade, it still offers customers substantial flexibility and control over the timing of their upgrades.
Although customers are encouraged to upgrade to the latest software version available, customers may upgrade to any fully supported version to avoid purchasing the hosting and support extension option.
To plan for or discuss a future upgrade and to learn about RightNow service packages designed to facilitate upgrade implementations, please contact your account executive.
Upgrade Planning Example: RightNow’s February ’09 software release was generally available in February 2009. Under this Software Release Hosting and Support Lifecycle Policy, this release will be hosted and fully supported for 24 months. Therefore, it will reach its end-of-life date on February 28, 2011.
Please use this policy to plan for future upgrades.
Japan Release Lifecycle
RightNow will deliver every quarterly release in the Japanese language, but Japanese documentation will only be released in Japan twice a year, in May and November. RightNow will host and fully support these releases for 24 months following the date the Japanese documentation becomes generally available. All other terms of RightNow’s Software Release Hosting and Support Lifecycle Policy apply to Japan

II. Information about Continued Support for Older Product Capabilities
In future software releases RightNow will replace some product capabilities with either new, improved capabilities or advise customers of alternative solutions. RightNow encourages customers using the older product capabilities highlighted in this section to upgrade if new, improved capabilities are available. By doing so, customers will have access to improved functionality and be able to take advantage of new capabilities. For assistance in upgrade planning, please contact your account executive.
Please note a deprecated feature is a feature that still appears in previous versions of the product and is still supported, but for which notification has been made that the feature will be removed in future versions. Please see section “III. Communications on Future Support Lifecycle Policy Updates” for more details. Deprecated features are fully supported within the product as long as the RightNow releases bundled with these features are still supported.
While every effort is made to communicate feature deprecations a quarter in advance of each release, RightNow reserve the right to deprecate, modify, or remove features from any future release without prior notice. This includes sample reports and sample applications.
A. RightNow Chat
RightNow Live was renamed RightNow Chat in August 2008. Two versions of RightNow Chat are supported today:
•	RightNow Chat 8.2, the most recent version of chat, was released with RightNow 8.2. It will remain hosted and fully supported going forward. RightNow Chat 8.2 is available for hosted deployments only. An on-premise version is not available, and no plans currently exist to provide an on-premise version.

•	RightNow Chat 8.1 is RightNow’s older version of chat available for both hosted and on-premise deployments. RightNow Chat 8.1 was removed from the RightNow February ’08 release, and from all subsequent releases.
Note this does not mean RightNow Chat 8.1 is completely unavailable to customers after February 2008. It simply means RightNow Chat 8.1 was removed from the February ’08 release (and from subsequent releases). RightNow Chat 8.1 will remain supported in prior releases until those releases meet their end-of-life dates, even if the end-of-life date is later than February 2008.
Also note that the on-premise version of RightNow Chat 8.1 is only available for RightNow releases supporting on-premise deployments.
Customers using RightNow Chat 8.1 today should refer to the software release end-of-life schedule previously provided in this announcement to determine when the software release they are currently using will no longer be available.
A chart summarizing hosting and support for RightNow Chat is listed below. As the chart indicates, beginning with the February ’08 release, only RightNow Chat 8.2 will be supported.

RightNow Chat Product Support Matrix

RightNow Version
Nov’08
&
	8.1	8.2	Nov.’07	Feb.’08	May’08	Aug.’08	Future
RightNow Chat 8.2 (Hosted)[1]	n/a	Ö	Ö	Ö	Ö	Ö	Ö
RightNow Chat 8.1 (Hosted)[2]	Ö	Ö	Ö
RightNow Chat 8.1 (On-Premise)[2,3,4]	—	—	Ö

[1] RightNow Chat 8.2, the newest version of chat, is available for hosted deployments only. No plans for an on-premise version exist.

[2] RightNow Chat 8.1 is an older version of Chat 8.1. It is supported for both hosted and on-premise deployments.

[3] On-premise deployments of RightNow Chat 8.1 are only available for versions of RightNow supporting on-premise deployments. Currently this includes RightNow November ’07 and RightNow November ’07 Release 2, RightNow 7.5, and versions prior to RightNow 7.5 have reached end of life and are no longer supported.

[4] No plans presently exist to offer an on-premise version of RightNow Chat in release following RightNow November ’07 Release 2.

Legend

Ö = Supported

— = Not Supported

n/a = Not Applicable

Please click image to enlarge
B. Pre-RightNow 8 Versions of RightNow Feedback
RightNow Metrics was renamed RightNow Feedback before the introduction of RightNow 8. Support for pre-RightNow 8 versions of RightNow Feedback (including closed incident surveys) was removed or will be removed according to the following schedule.
•	All pre-RightNow 8 versions of RightNow Feedback except those integrated with RightNow 8 releases reached end of life on November 30, 2008. This date is also the end-of-life date for RightNow 7.5.

•	All pre-RightNow 8 versions of RightNow Feedback integrated with RightNow 8.1, RightNow 8.2 and RightNow November ’07 releases will be hosted and fully supported until those releases meet their end-of-life dates. Integrations of pre-RightNow 8 versions of RightNow Feedback were removed from the February ’08 release and are not available in any subsequent releases.
When upgrading to the February ’08 release, and future releases, customers must use the version of Feedback bundled with that release to use Feedback capabilities.
Versions of RightNow Feedback bundled with RightNow 8 releases and for all future releases thereafter will be hosted and fully supported according to the end-of-life schedule for the RightNow release it is bundled with. For example, RightNow Feedback bundled with the RightNow November ’08 release will reach its end-of-life when RightNow November ’08 reaches its end-of-life on November 30, 2010.
The following chart summarizes hosting and support for RightNow Feedback,

RightNow Feedback Product Support Matrix

RightNow Version
Nov’08
&
	8.1	8.2	Nov.’07	Feb.’08	May’08	Aug.’08	Future
Pre-RightNow 8 versions of Feedback — Standalone [1]	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Pre-RightNow 8 versions of Feedback —Integrated with RightNow 7.x or prior versions
Pre-RightNow 8 versions of Feedback —Integrated with RightNow 8	Ö	Ö	Ö
RightNow Feedback bundled with RightNow 8	Ö	Ö	Ö	Ö	Ö	Ö	Ö

[1] Support for pre-RightNow 8 versions of Feedback deployed standalone ended November 30, 2008, the same day support for RightNow 7.5 ended.

Legend

Ö = Supported

— = Not Supported

n/a = Not Applicable

Please click image to enlarge
C. Selected Features in RightNow Connect
A small number of features available in RightNow Connect may be deprecated or superseded by newer features in later versions of RightNow Connect. Beginning with the November ’08 release and for all future releases thereafter, any RightNow Connect feature to be deprecated or superseded will be identified in the release specific release notes, with a timeframe indicating how long the feature will remain supported for, and how to achieve the same integration objective with a work around or a newer feature. Release notes are available for each new software release, and can be found on the RightNow Developer Community File Exchange.
D. Microsoft Outlook Navigation
Microsoft Outlook Navigation was removed from RightNow November ’07 and will be removed from all subsequent releases. This feature removal does not impact Microsoft Outlook Integration; Microsoft Outlook Integration remains available. Microsoft Outlook Navigation is the ability to access Outlook from within the RightNow Console. Microsoft Outlook Integration is the ability to synch emails, contacts, and tasks between RightNow and Outlook.
E. The Classic and November ’07 Web Self-Service Page Sets
RightNow currently provides three web self-service page sets. The Classic web self-service page set is the ‘end-user’ page set that was first released in RightNow version 4.0. A redesigned “end-user” page set was introduced in the RightNow November ’07 release and is referred to as the November ’07 page set. The latest Customer Portal web self-service page set was first released in the August ’08 release and is the default “end-user” page set since. Please note all three web self-service page sets are available in subsequent releases unless they have been deprecated (see next paragraph for more information). They will be hosted and fully supported according to the end-of-life schedule for the RightNow release it is bundled with.
Beginning with the RightNow February ‘10 release and for all future releases thereafter, RightNow will no longer include the Classic page set and the November ‘07 page set. The Customer Portal page set will be the only available web self-service option for customers on the February ’10 release and for later releases. The Customer Portal page set allows you to brand and personalize your website service experience with Web 2.0 technologies. We encourage you to plan in advance and decide when and how you want to move to this more flexible and capable Customer Portal platform. For assistance in upgrade planning, please contact your account executive.
Note the Classic page set and the November ‘07 page set will remain supported in prior releases until those releases meet their end-of-life dates, even if the end-of-life date is later than February 2010.
The following chart summarizes hosting and support for the web self-service page sets (including the Classic page set, the November ‘07 page set and the Customer Portal page set).

Web Self-Service Page Sets Support Matrix

RightNow Version
Feb. 10
						Aug.’08 -	&
	8.1	8.2	Nov.’07	Feb.’08	May’08	Nov.’09	Future
The Classic page set	Ö	Ö	Ö	Ö	Ö	Ö	n/a
The November’07 page set	n/a	n/a	Ö	Ö	Ö	Ö	n/a
The Customer Portal page set	n/a	n/a	n/a	n/a	n/a	Ö	Ö

Legend

Ö = Supported

— = Not Supported

n/a = Not Applicable

Please click image to enlarge
III. Communications on Future Support Lifecycle Policy Updates
All future support lifecycle policy updates will be posted on RightNow’s website with past policy announcements archived for customer reference. RightNow will also communicate hosting and support lifecycle policy changes to the technical contacts associated with active customer accounts via email.

Exhibit C
Support Package Description
Basic customer Care Package (BASIC-CCP)
The Customer Care Package includes the following elements. This package does not include support for customizations performed by Customer.
Elements include:
•	Access to the RightNow knowledge base via the support portal

•	Access to the RightNow Community portal

•	Provision of the following support for version upgrades:
✓	Communication of major release changes

✓	Support in the creation of upgrade test site

✓	General support of upgrade process questions via incident
•	Limited email support – agent allocation based on pool
■	Unlimited Severity 1 Incidents

■	Up to 12 Severity 2,3 and 4 Incidents per year
•	Customer Care Service Level Objectives and Hosting Availability based on table below

Basic
Customer Care Service Level Objectives	Service Level 1	Target Response	5x24BD *	24 Hours
		Target Resolve	5x24BD *	48 Hours

	Service Level 2	Target Response	5x24BD *	48 Hours
		Target Resolve	5x24BD *	96 Hours

	Service Level 3	Target Response	5x24BD	96 Hours
		Target Resolve	5x24BD	Reasonable Commercial Effort

	Service Level 4	Target Response	5x24BD	144 Hours
		Target Resolve	5x24BD	Reasonable Commercial Effort

Hosting Availability	Target: 99.5% (measured at the end of each calendar quarter) No Service Level Credits

Hosting Availability Monitoring	Internal site monitoring at 15 minute increments
* The following limitations apply for Support for Enterprise Analytics:
•	Business Day means: Monday through Friday between the hours of 8am to 8pm US Central Standard Time (CST) each day;

•	Maintenance to be performed based on CST up to a maximum of 16 hours per month and 156 hours per year.

•	Target Resolve time for Severity Level 1 Incidents reported outside Business Day is 12 noon CST the next Business Day.